Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of HD Supply, Inc. of our report dated March 23, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations as discussed in Note 18, as to which the date is July 20, 2012, relating to the financial statements and financial statement schedule of HD Supply, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Atlanta, Georgia

January 2, 2013